Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-266017 and 333-283979) and Form S-3 (File Nos. 333-263855 and 333-282533) of our report dated June 1, 2026 with respect to the audited financial statements of Greenwich LifeSciences, Inc. appearing in this Annual Report on Form 10-K.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 1, 2026